Exhibit (k)(6)

Execution Version

CONTROL AGREEMENT

This Control Agreement (the “Agreement”) dated as of the last date written on the signature page to this Agreement is by and among STIFEL BANK (the “Secured Party”), POWERLAW CORP., a Maryland Corporation (the “Fund”), and U.S. Bank National Association (the “Custodian”).

WHEREAS, to secure Fund’s obligations under that certain Senior Secured Credit Agreement dated as of the date hereof, by and among the Fund and the Secured Party, as it may be amended, restated or replaced from time to time (the “Loan Agreement”), Fund has pledged as collateral and granted to Secured Party a continuing security interest in, among other things, the Account (as defined below) and all cash, funds, items, instruments, investments and/or any other amounts on deposit from time to time in such Account and all proceeds thereof (the “Collateral”);

WHEREAS, pursuant to a custodian agreement between the Custodian and Fund, dated September 10, 2025 (the “Custodian Agreement”), the Custodian acts as custodian for Fund and established a custody account in the name of the Fund;

WHEREAS, pursuant to this Agreement, the Custodian shall establish a separate, segregated account numbered              and in the name of Fund as the entitlement holder and identifying Secured Party as the pledgee and secured party thereof, entitled “Account for [Fund Name] for benefit of [Secured Party Name]” (the “Account”), to which it will credit the Collateral; and

WHEREAS, Secured Party, Fund and the Custodian are entering into this Agreement to provide for the control of the Collateral and the Account and to perfect the security interest of Secured Party in the Account and such Collateral including any and all funds or deposits from time to time credited thereto and remaining therein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the receipt and adequacy of which are hereby acknowledged it is agreed as follows:

1.	Definitions.

(a)	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks and the New York Stock Exchange are authorized or required by law to close.

2.	Maintenance of the Account; Compensation. The Custodian will maintain the Account separate from any other account maintained under the Custodian Agreement and will segregate the Collateral on its books and records from the other assets of Fund. For purposes of the Uniform Commercial Code as in effect in the State of New York (the “NYUCC”), the Account shall be deemed to be a “deposit account” (within the meaning of Section 9-102(a)(29) of the NYUCC) with respect to cash deposited in or credited to the Account and the Account shall be deemed to be a “securities account” (within the meaning of Section 8-501(a) of the NYUCC) with respect to securities deposited or credited therein and the Account. The Custodian will be compensated by Fund for services rendered hereunder in accordance with the Custodian Agreement. All property delivered to the Custodian in accordance with this Agreement by or on behalf of the Fund will be promptly credited to the Account.

3.	Control; Priority of Lien.

(a)	The Custodian hereby acknowledges the security interest granted to Secured Party by Fund. The Custodian further acknowledges that the Account is a segregated account, in the name of Fund and identifying Secured Party as the pledgee and secured party thereof. The Custodian agrees that (i) it will comply with “instructions” (as defined in Section 9-104(a) of the NYUCC) originated by Secured Party concerning the Collateral and the Account without further consent by Fund, and (ii) it will not act on instructions originated by Fund regarding the Collateral in the Account or any other person unless it has received, in each instance, the prior written consent of Secured Party. The Custodian hereby agrees to subordinate to the security interest granted to Secured Party by Fund all liens (including, for the avoidance of doubt, any lien it may have as a result of, or arising out of, extensions of credit in the form of advances to Fund under the Custodian Agreement), encumbrances, claims and rights of setoff or recoupment it may have now or hereafter acquire against the Account or any assets and other amounts carried in the Account or any free credit balance in the Account and agrees that it will not assert any such lien, encumbrance, claim or right against the Account or any assets and other amounts carried in the Account or any credit balance in the Account.

(b)	[Reserved].

(c)	The Custodian makes no representation or warranties with respect to the creation, sufficiency, or enforceability of any security interest in the Collateral.

(d)	Secured Party and Fund hereby intend that this Agreement establish “control” by Secured Party of the Account, and all capital contributions credited thereto for purposes of perfecting Secured Party’s security interest in the Account pursuant to Article 9 of the NYUCC, and Custodian hereby acknowledges that it has been advised of Fund’s grant to Secured Party of a security interest in the Account and the Collateral.

(e)	Secured Party exercises sole and exclusive control of the Account and any and all assets and other amounts credited thereto, and Custodian shall comply exclusively with written instructions solely from Secured Party with respect to the Account, the Collateral, and any assets and other amounts credited to the Account.

(f)	[Reserved].

(g)	Except for the claims and interests of Secured Party and Fund, the Custodian does not know of any claim to, or interest in, the Collateral, the Account or any assets and other amounts credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, attachment, execution or similar process) against the Collateral, the Account, or any assets and other amounts credited to the Account, the Custodian will promptly notify Secured Party and Fund thereof.

(h)	Custodian represents and warrants that it has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person or entity not party hereto relating to the Collateral or the Account under which it has agreed to comply with instructions of such other person or entity. Custodian will not grant to any third party any lien, hypothecation, encumbrance, claim or right against the Collateral or the Account. This Agreement is the legal, valid and binding obligation of Custodian, enforceable against Custodian in accordance with its terms.

4.	[Reserved].

5.	Status under the NYUCC. Secured Party, Fund and the Custodian agree that the Custodian is acting as a bank with respect to the deposit account, as to which the Fund is the Custodian’s customer. As used herein, the terms “control”, “bank” and “deposit account” have the same meanings as in Article 9 of the NYUCC.

6.	Reliance on Instructions. The Custodian will be entitled to rely on any instructions that it reasonably believes to be delivered by an Authorized Person of Secured Party listed on Annex A and will not be required to verify the calculation of amounts, the occurrence of an Event of Default, whether the statements in any instructions or notice are true, or whether the Fund is complying with its obligations under the Loan Agreement.

7.	No Responsibility Concerning the Loan Agreement. Fund and Secured Party hereby agree that, notwithstanding references to the Loan Agreement in this Agreement, Custodian has no interest in, and no duty, responsibility or obligation with respect to, such documents (including without limitation, no duty, responsibility or obligation to monitor Fund’s or the Secured Party’s compliance with any such documents or to know the terms of such documents).

8.	No Duty of Oversight. Custodian is not at any time under any duty to monitor the value of any Collateral in the Account or whether the Collateral is of a type required to be held in the Account.

9.	Responsibility of Custodian.

(a)	The Custodian will not be liable for the acts or omissions of an Authorized Person of Secured Party. As between the Custodian and Fund, the terms of the Custodian Agreement will apply with respect to any losses or liabilities of such parties arising out of the Loan Agreement or this Agreement. As between the Custodian and Secured Party, the Custodian will not be liable for any act or omission taken by the Custodian in good faith and without gross negligence or willful misconduct on its part. For the avoidance of doubt, absent gross negligence or willful misconduct, the Custodian, in its capacity as Custodian, shall have no responsibility or liability to Secured Party for complying with written instructions concerning the Account originated by Secured Party.

(b)	(i) Fund hereby agrees to indemnify and hold harmless the Custodian from and against any loss, expense, damage, liability or claim (including documented reasonable attorney’s fees) which may be suffered or incurred by the Custodian as a result of the Custodian’s execution, delivery, performance or enforcement of this Agreement in accordance with the terms hereof, including compliance with any instructions (including instructions concerning the Account issued by Secured Party), in each case except as may be caused by the Custodian’s gross negligence, willful misconduct or bad faith. This indemnity shall be a continuing obligation of Fund and its successors and assigns, notwithstanding the termination of this Agreement.

(ii) Solely to the extent the indemnity of Fund pursuant to clause (i) above and/or pursuant to the Custodian Agreement does not fully indemnify the Custodian, Secured Party hereby agrees to indemnify and hold harmless the Custodian from and against any loss, expense, damage, liability or claim (including documented reasonable attorney’s fees) which may be suffered or incurred by the Custodian as a result of the Custodian’s compliance with any instructions (including instructions concerning the Account) issued by Secured Party, except as may be caused by the Custodian’s gross negligence, willful misconduct or bad faith. This indemnity shall be a continuing obligation of Secured Party and its successors and assigns, notwithstanding the termination of this Agreement.

(d)	Secured Party hereby agrees to release and discharge Custodian from and against any loss, expense, damage, liability or claim (including attorney’s fees) which may be suffered or incurred by Secured Party as a result of the Custodian’s compliance with any instructions (including instructions concerning the Account) issued by Secured Party, except as may be caused by the Custodian’s gross negligence, willful misconduct or bad faith.

(e)	In no event shall any party hereto be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

(f)	Custodian hereby confirms that the Account will be established as set forth in Section 2 herein and will be maintained in the manner set forth herein until this Agreement is terminated. The Custodian will not change the name or number of the Account without the prior written consent of the Fund and the Secured Party.

10.	Statements; Other Communications. Until the termination of this Agreement pursuant to Section 12, Custodian shall make available to Secured Party and Fund a secured website which will keep a record of all pledges, deliveries, releases or substitutions of Collateral effected hereunder. Information regarding the Account shall be up to date on such secured website within one (1) Business Day of any such pledge, delivery, release or substitution of Collateral. Custodian shall supply Secured Party and Fund with a monthly statement of Collateral in the Account and transactions in the Account during the preceding month. Any other communications required or permitted under this Agreement will be sent to the addresses set forth below:

If to Custodian, to:

U.S. Bank National Association

Lunken Operations Center

CN-OH-L2GL

5065 Wooster Rd

Cincinnati, Ohio 45226

Attn: Global Fund Custody Support Services

Fax: 844.206.1025

Email: Custodian.Notices@usbank.com; fundcustody.notices@usbank.com

If to Secured Party, to:

Stifel Bank

501 North Broadway

St. Louis, Missouri 63102

Attention: Managing Director

E-mail: fundbanking@stifelbank.com; loanservices@stifelbank.com

If to Fund, to:

PowerLaw Corp.

6635 S. Dayton St Ste 310

Greenwood Village CO 80111

Attn: Peter Smith

Email:

11.	Amendment; Assignment. No amendment or modification of this Agreement will be effective unless it is in writing and signed by each of the parties hereto. This Agreement may not be assigned without the prior written consent of the parties.

12.	Termination. This Agreement shall continue in effect until Secured Party has notified the Custodian that this Agreement is to be terminated or earlier if (a) the Loan Agreement terminates and (b) the Fund’s obligations under the Loan Agreement have been satisfied. Upon receipt by the Custodian of such notice or occurrence, Secured Party shall have no further right to originate instructions concerning the Account and Fund shall be entitled to originate instructions concerning the Account for any purpose and without limitation except as may be provided in the Custodian Agreement.

This Agreement may also be terminated following thirty (30) days’ prior notice in writing by the Custodian to the other parties hereto; provided, however, that the status of the Account and any Collateral pledged to Secured Party at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Loan Agreement and any applicable rules, laws and regulations. In the event of a termination of this Agreement prior to the termination of Secured Party’s security interest in the Collateral and the Account, all assets of Fund and other amounts held in the Account shall be transferred out of the Account to a successor custodian specified by Fund and reasonably acceptable to Secured Party; provided that, if Secured Party has delivered a Notice of Exclusive Control that has not been revoked or rescinded, such successor custodian shall be specified by Secured Party. In the event no successor is agreed upon at the end of the thirty (30) day period, Custodian shall be entitled to petition a court of competent jurisdiction to appoint a successor custodian and shall be indemnified by the Fund for any documented, reasonable costs and expenses relating thereto.

13.	Force Majeure. No party hereto shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control which causes the closing of one or more offices of Custodian responsible for the servicing of the terms of this Agreement, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; pandemics; epidemics; riots or acts of civil or military authority. Also included in the definition of Force Majeure are interruptions, loss or malfunctions of utilities or third party communications services during the pendency thereof.

14.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without regard to conflict of laws principles thereof except sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). The State of New York shall be deemed to be the “bank’s jurisdiction” (as defined in Section 9-304 of the NYUCC) of the Custodian for the purposes of this Agreement and the perfection and priority of the Secured Party’s security interest in the Account. The parties hereto hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The parties hereto irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

15.	No Implied Duties. The Custodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against the Custodian in connection with this Agreement except with respect to the services agreed to be provided by the Custodian under this Agreement.

16.	Custodian Status. Custodian affirms that (i) it is a bank, as defined in Section 3(a)(6) of the Securities Exchange Act of 1934; (ii) it has equity capital in excess of $500 million; (iii) it is not affiliated with the Fund and (iv) in the ordinary course of its business maintains deposit accounts for others and is acting in that capacity.

17.	Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or delivery of an electronic signature page shall be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers or duly authorized representatives as of the date last written below. This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

STIFEL BANK		POWERLAW CORP.

By:	/s/ Luke Jones	By:	/s/ Peter Smith
Name:	Luke Jones	Name:	Peter Smith
Title:	Assistant Vice President	Title:	President
Date:	12/16/2025	Date:

U.S. BANK NATIONAL ASSOCIATION

		By:	/s/ Gregory Farley
		Name:	Gregory Farley
		Title:	Senior Vice President
		Date:	12/31/2025

ANNEX A

AUTHORIZED PERSONS FOR SECURED PARTY

U.S. BANK NATIONAL ASSOCIATION may accept and act upon written instructions received from any one of the following persons at Secured Party (or attach its own form):

Name		Telephone	Email	Specimen Signature

1.	See attached.

2.

3.

4.